Exhibit 99.1

Predictive Oncology Reports Third Quarter Financial Results

EAGAN, Minn., Nov. 10, 2022 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI) today announced the financial results for its third quarter ended September 30, 2022, which continue to reflect revenue growth and increased gross profit margin as compared to prior year periods. Highlights from the quarter include:

  Raymond F. Vennare, has been appointed as Chief Executive Officer and Chairman of the Board. An accomplished executive with more than three decades of experience, Mr. Vennare has a long history of building, launching and leading biotech companies.
  Predictive Oncology continues to gain traction with potential partners with its breakthrough solution at a pivotal time in drug discovery that enables pharmaceutical and biotech companies to expedite drug development and speed time to market.
  The company is leveraging its novel platform technology that has the power to impact a billion-dollar biopharmaceutical landscape in a way that has never been done before. Pairing the largest privately held biobank of more than 150,000 tumor samples with artificial intelligence, Predictive Oncology is able to help drug developers make higher confidence predictions of which molecules will (and won’t ) be successful and ultimately leads to greater chances of commercial success.
  Other developments include the announcement that the company’s GMP lab is available for business which opens the opportunity to help clients move from pre-clinical drug development to the investigational new drug (IND) qualification, including phase 1 clinical trials.
  The appointment of key team members including strategic advisor Dr. Kamal Egodage who brings over 25 years of experience and has supported over 75 pharmaceutical products to market, as well as the board appointment of Mr. David Smith, a life sciences and intellectual property attorney and leading authority on the legal issues surrounding the therapeutic use of human tissue and cells.

Q3 2022 Financial results

The consolidated reportable segments of Predictive Oncology’s recognized revenue is $455,827 for the quarter, which has increased from $313,663 to the comparative three-month period of 2021, which depicts a revenue growth of 45%.

Helomics reported an improvement in its net losses primarily due to a decrease in impairment charges in 2022.

The gross profit margin has grown during the quarter ended September 30, 2022 to 76% compared to 65% in the comparable 2021 period, which represents a material upward movement of 11%.

Research and development costs reduced to $116,763 in the quarter ended September 30, 2022, from $234,357 in the quarter ended September 30, 2021 which represents a positive change of 50%, due to the consolidation of the company’s lab to Pittsburgh.

General and administrative expenses increased to $3,287,918 for the three months ended September 30, 2022, from $2,061,458 for the three months ended September 30, 2021, which was primarily due to higher payroll resulting from the acquisition of zPREDICTA and costs related to the consolidation of the Massachusetts TumorGenesis division to Pittsburgh and the accrued expenses for the retirement of our CEO.

Operations expenses have increased to $857,130 from $648,935 in the three months ended September 30, 2022 as compared to the same quarter of 2021, primarily due to higher costs related to staff including the increased headcount at zPREDICTA, partially offset by lower research and development expenses .

Net cash used in operating activities was $9,135,812 and $8,464,821 for the nine months ended September 30, 2022, and September 30, 2021, respectively. This represents an incremental increase of 8% as compared to the same period of 2021, primarily because of the increase in working capital. Furthermore, net cash provided by financing activities has substantially dropped to $6,739,031 from $50,378,237, an 87% decrease due to the large cash raises in 2021.

The quarterly sales and marketing expenses have increased to $333,377 in September 2022, from $172,869 in the quarter ended September 2021, driven by increased marketing and business development initiatives in the current year.

The company incurred a net loss of $17,821,524 for the nine months ended September 30, 2022, compared to a $11,900,662 loss for the nine months ended September 30, 2021. The $5,920,862 difference is predominantly due to the goodwill impairment charge of $7,231,093 related to zPREDICTA recognized in 2022 as compared to the goodwill impairment charge of $2,813,792 related to Helomics recognized in 2021. On September 30, 2022, the company had $25,393,738 in cash and cash equivalents.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) is a science-driven company focused on applying artificial intelligence (AI) to develop optimal cancer therapies, which can lead to more effective treatments and improved patient outcomes. Through AI, Predictive Oncology uses a biobank of 150,000+ cancer tumors, categorized by patient type, against drug compounds to help the drug discovery process and increase the probability of success. The company offers a suite of solutions for oncology drug development from early discovery to clinical trials.

Forward-Looking Statement:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$25,393,738	$28,202,615
Accounts Receivable	324,708	354,196
Inventories	493,722	387,684
Prepaid Expense and Other Assets	645,153	513,778
Total Current Assets	26,857,321	29,458,273

Fixed Assets, net	2,202,102	2,511,571
Intangibles, net	3,701,603	3,962,118
Lease Right-of-Use Assets	329,565	814,454
Other Long-Term Assets	75,618	167,065
Goodwill	-	6,857,790
Total Assets	$33,166,209	43,771,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$917,271	$1,021,774
Accrued Expenses and other liabilities	1,813,580	1,262,641
Derivative Liability	22,099	129,480
Contract Liabilities	495,365	186,951
Lease Liability	219,763	639,662
Total Current Liabilities	3,468,078	3,240,508

Lease Liability – Net of current portion	5,483	239,664
Other long-term liabilities	99,770	25,415
Total Liabilities	3,573,331	3,505,587

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 200,000,000 shares authorized, 78,407,473 and 65,614,597 outstanding	784,074	656,146
Additional paid-in capital	174,669,817	167,649,028
Accumulated Deficit	(145,861,805)	(128,040,282)
Total Stockholders’ Equity	29,592,878	40,265,684

Total Liabilities and Stockholders’ Equity	$33,166,209	$43,771,271

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$455,827	$313,663	$1,141,986	$944,187
Cost of goods sold	108,151	110,165	351,669	350,800
Gross profit	347,676	203,498	790,317	593,387

General and administrative expense	3,287,918	2,061,458	8,063,265	7,410,208
Operations expense	857,130	648,935	2,657,314	1,791,543
Sales and marketing expense	333,377	172,869	908,867	447,298
Loss on goodwill impairment	-	2,813,792	7,231,093	2,813,792
Total operating loss	(4,130,749)	(5,493,556)	(18,070,222)	(11,869,454)
Other income	63,047	58,830	146,524	144,122
Other expense	(2,001)	(7,413)	(5,207)	(244,214)
Gain (loss) on derivative instruments	10,219	4,122	107,381	68,884
Net loss	$(4,059,484)	$(5,438,017)	$(17,821,524)	$(11,900,662)
Net loss attributable to common shareholders per common shares-basic and diluted	$(4,059,484)	$(5,438,017)	$(17,821,524)	$(11,900,662)

Loss per common share basic and diluted	$(0.05)	$(0.08)	$(0.25)	$(0.23)

Weighted average shared used in computation – basic and diluted	78,383,878	65,406,312	71,084,454	51,272,960

Media relations contact:
Predictive Oncology
Theresa Ferguson
630-566-2003
tferguson@predictive-oncology.com

Investor relations contact:
Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net